UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2010
Comarco, Inc.
(Exact name of registrant as specified in its charter)
000-05449
(Commission File Number)

California (State or other jurisdiction of incorporation)	95-2088894 (I.R.S. Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California (Address of principal executive offices)	92630-8870 (Zip Code)
Registrant’s telephone number, including area code: (949) 599-7400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURE

Item 8.01	Other Events.
Comarco, Inc. (“Comarco”) understands that on March 10, 2010, Targus Group International, Inc. (“Targus”) sent a letter to its retail customers requesting that the customers discontinue sales of certain universal power adaptors for laptops, which power adaptors were produced for Targus by Comarco pursuant to the product and supply agreement entered into by the parties in March 2009.
Since June 2009, Comarco has shipped power adapters to Targus, branded under the Targus® name as UNIVERSAL WALL POWER ADAPTERS For Laptops. This product is an industry standard power supply with the addition of Comarco’s patented SmartTip® technology. Targus has notified Comarco that it has recently received reports indicating that the output connector/tip assembly on certain, earlier versions of these power adapters may experience a poor connection between the tip and the cable connector. In some instances, this poor connection can cause overheating and in extreme cases, melting of the connector/tip assembly.
Targus and Comarco are working closely together and have commenced a full investigation. Out of an abundance of caution, and to ensure the safety and well being of consumers, Targus has requested that its customers stop the sale of the impacted models which were shipped by Comarco to Targus between June 2009 and December 2009 until the investigation is completed.
This request by Targus to its customers does not affect “Manhattan,” Comarco’s newest generation slim and light power adapter for the retail market, of which Comarco began volume shipments to Targus in October. In addition, Comarco continues to ship to Targus the UNIVERSAL WALL POWER ADAPTERS For Laptops, manufactured after December 2009.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC. (Registrant)
Date: March 10, 2010	By:	/s/ Winston Hickman
Winston Hickman
Vice President and Chief Financial Officer